OSAGE EXPLORATION &

DEVELOPMENT, INC.

RESERVES AND ECONOMIC EVALUATION

YEAR END 2013

Effective: December 31, 2013

SEC Pricing

Prepared: March 4, 2014

By:

Richard J. Morrow, P.E.

Pinnacle Energy Services, LLC

9420 Cedar Lake Ave, Oklahoma City, OK 73114

Ofc: 405-810-9151 Fax:405-843-4700      www.PinnacleEnergy.com

Table of Contents

Osage Exploration & Development, Inc.

Year-End 2013 Reserves & Economic Report

1	Report and Property Listing
Executive Summary (6 pages)
Exhibit “A” – Well List with Interests and Well Information (7 pages)

2	Economic and Reserve Evaluation Results – All Cases
Reserves and Economic Details by Reserve Category (8 pages)
One-Line Reserves and Economic Results (12 pages)

3	Economic and Reserve Evaluation Results – PDP Detail
Reserves and Economics by Well for PDP Properties (41 pages)
Decline Curves by Well for PDP Properties (40 pages)

4	Economic and Reserve Evaluation Results – Undeveloped Locations
Economics and Production Graph for Mississippian Type Well (2 pages)
Economics and Production Graph for Woodford Type Well (2 pages)

March 10, 2014

Osage Exploration & Development, Inc.
2445 Fifth Avenue, Suite 310
San Diego, CA 92101
Attn: Mr. Kim Bradford
	RE:	Reserves and Economic Evaluation
Osage Exploration & Development
As of December 31, 2013

Executive Summary

A reserve and economic evaluation has been performed on oil and gas assets of Osage Exploration and Development, Inc. (“Osage”) as of December 31, 2013. Well names, owned and projected interests, and other well information are provided on the attached Exhibit A. All properties are located in Logan County, Oklahoma. Information used in the evaluation was provided by Osage and supplemented by data gathered from public sources. Summary results of this analysis are located below and details are presented in accompanying exhibits.

This evaluation was performed using SEC reserve standards and SEC pricing as of December 31, 2013. The report includes forty (40) Proved Developed Producing (PDP) properties, two (2) Proved NonProducing (PNP) properties, fifty-two (52) Proved Undeveloped (PUD) locations, five (5) SWD properties, one hundred sixty-nine (169) Probable Undeveloped (PROB) locations, and one hundred thirty-four (134) Possible Undeveloped (POSS) locations.

As presented in the accompanying summary projections, the net reserves and future net cash flows as of December 31, 2013 are as follows (Volumes in MBBLs and MMcf, Values in M$):

		Gross Reserves			Net Reserves			Net	Net	NPV
	Number of	Oil	Gas	NGL	Oil	Gas	NGL	Capital	Cashflow	Disc @ 0%
Reserve Class	Properties	MBBL	MMCF	MBBL	MBBL	MMCF	MBBL	MS	M$	M$
PDP	40	4,120	20,118	422	441	1,940	22	$0	$33,193	$19,635
PNP	2	266	1,707	103	19	65	11	$0	$1,688	$1,111
PUD	52	7,265	31,467	268	1,049	4,360	10	$35,500	$50,891	$20,139
Total Proved	94	11,651	53,292	794	1,508	6,365	43	$35,500	$85,773	$40,885
SWD	5	0	0	0	0	0	0	$8,000	($8,000)	($7,395)
PROB	169	21,480	88,943	480	4,207	16,727	25	$156,379	$189,650	$64,342
POSS	134	17,755	75,068	682	3,065	12,331	37	$110,478	$141,882	$43,770
Total Non-Proved	308	39,235	164,011	1,163	7,271	29,058	62	$274,857	$323,532	$100,716
Grand Total	402	50,886	217,303	1,956	8,780	35,423	105	$310,357	$409,304	$141,601

Pinnacle Energy Services, LLC

9420 Cedar Lake Ave, Oklahoma City, OK 73114

Ofc: 405-810-9151 Fax:405-843-4700      www.PinnacleEnergy.com

The two reservoirs being developed across the Osage acreage are the Mississippian and the Woodford. Below is a breakdown of reserves and value by reservoir.

MISSISSIPPIAN

		Gross Reserves			Net Reserves			Net	Net	NPV
	Number of	Oil	Gas	NGL	Oil	Gas	NGL	Capital	Cashflow	Disc @ 10%
Reserve Class	Properties	MBBL	MMCF	MBBL	MBBL	MMCF	MBBL	M$	M$	M$
PDP	34	3,638	18,465	422	420	1,870	22	$0	$31,869	$18,715
PNP	2	266	1,707	103	19	65	11	$0	$1,688	$1,111
PUD	41	5,945	26,166	163	924	3,893	3	$30,504	$45,531	$18,604
Total Proved	77	9,849	46,338	689	1,363	5,828	36	$30,504	S79,087	$38,429
SWD	5	0	0	0	0	0	0	$8,000	($8,000)	($7,395)
PROB	48	6,960	30,634	0	1,582	6,683	0	$51,910	$78,481	$32,946
POSS	67	9,715	42,759	387	1,677	7,025	21	$55,239	$83,094	$29,808
Total Non-Proved	120	16,675	73,393	387	3,258	13,708	21	$115,149	$153,575	$55,358
Grand Total	197	26,524	119,731	1,076	4,621	19,536	57	$145,653	$232,663	$93,787

WOODFORD

		Gross Reserves			Net Reserves			Net	Net	NPV
	Number of	Oil	Gas	NGL	Oil	Gas	NGL	Capital	Cashflow	Disc @ 10%
Reserve Class	Properties	MBBL	MMCF	MBBL	MBBL	MMCF	MBBL	M$	M$	M$
PDP	6	482	1,653	0	20	70	0	$0	$1,325	$921
PNP	0	0	0	0	0	0	0	$0	$0	$0
PUD	11	1,320	5,301	105	125	467	7	$4,996	$5,361	$1,535
Total Proved	17	1,802	6,953	105	145	537	7	$4,996	$6,685	$2,456
SWD	0	0	0	0	0	0	0	$0	$0	$0
PROB	121	14,520	58,310	480	2,625	10,045	25	$104,469	$111,169	$31,396
POSS	67	8,040	32,309	295	1,388	5.306	16	$55,239	$58,788	$13,962
Total Non-Proved	188	22,560	90,618	775	4,013	15,350	41	$159,708	$169,956	$45,358
Grand Total	205	24,362	97,572	880	4,158	15,887	48	$164,704	$176,641	$47,814

Pricing

Per SEC rules as of January 1, 2010, the SEC pricing is calculated by averaging the first-of-the-month oil and gas pricing for the calendar year being evaluated. For 2013, the average oil and gas NYMEX Price is $96.94/BBL for oil and $3.670/MMBTU for natural gas (Henry Hub). Both prices were held constant.

Based on an evaluation of actual prices received by Osage, differentials to NYMEX prices were applied. The calculated oil price differential was -$0.19/BBL. The average gas price differential was + 24%.

Pinnacle Energy Services, LLC

9420 Cedar Lake Ave, Oklahoma City, OK 73114

Ofc: 405-810-9151 Fax:405-843-4700      www.PinnacleEnergy.com

Based on the Lease Operating Statements, several of the leases are being credited with NGLs. For the wells on these leases NGL yields, gas shrinkage, and tailgate gas BTUs were calculated and applied in their evaluations.

Osage has hedged some of their oil production as follows:

January 2014 to December 2014 - 6000 bbl/month @ $85.00/bbl

January 2015 to December 2015 - 6000 bbl/month @ $80.00/bbl

Based on the SEC pricing these hedges have no effect.

Interests

Interest information was provided by Osage for each property and undeveloped location. These interests are shown in the attached Exhibit A.

Taxes

As provided by statute, the Oklahoma state severance tax for all horizontal wells is 1.095% for the first 48 months of production, and 7.095% thereafter.

Expenses and Capital Costs

Gross and net monthly lease operating expenses for each producing well were provided by Osage. Based on analysis of this data, average per-well operating expenses were estimated to be $5000/month fixed cost and $10.00/barrel of oil variable cost.

Based on the most recent AFE supplied by Osage the future capital cost used for all undeveloped locations is 3.745 MM$ per well.

Property Descriptions and Reserve Estimates

All properties are either horizontal Mississippian wells or horizontal Woodford wells, and are identified with either an ‘MH’ (Mississippian Horizontal) or ‘WH’ (Woodford Horizontal) in their name.

Forty (40) wells were on production as of December 31, 2013. Remaining reserves for these properties were determined by decline curve analysis. Production plots for each well showing historical production and forecasts are included in the attachments.

Two (2) wells have been drilled but not yet on production. These wells were classified as Proved Non-Producing (PNP).

Fifty-two (52) Proved Undeveloped (PUD) locations were identified. These PUDs are all direct offsets to currently producing Mississippian or Woodford horizontal wells. Twenty-six of these PUDs are increased density Mississippian wells, the second well in the section.

Gross reserves for all undeveloped Mississippian properties (PUD, PRB, and POSS) were estimated to be 145 MBO and 638 MMCF per well.

Pinnacle Energy Services, LLC

9420 Cedar Lake Ave, Oklahoma City, OK 73114

Ofc: 405-810-9151 Fax: 405-843-4700      www.PinnacleEnergy.com

Gross reserves for all undeveloped Woodford properties (PUD, PRB, and POSS) were estimated to be 120 MBO and 482 MMCF per well

Future Development and Timing

The acreage position provided by Osage as of February 4, 2014 showed that Osage had an interest in 73 sections. Nine of the sections would be operated by Osage, twenty-nine by Slawson Exploration, eleven by Devon Energy, and the remaining twenty-four by other operators. Four of the sections along the western side of 17N-4W were deemed to have no drilling potential at the current time. The remaining sixty-nine (69) sections were deemed to have potential in both the Mississippian and Woodford.

For all sections, the first two wells in each section were considered Probable (PRB) taking into account the wells already in the proved categories above. A third well in each section was considered Possible (POSS).

Osage plans to spud their first well in March 2014 and pick up a second rig in June 2014, with each rig drilling one well per month. Except for two planned Woodford wells it was assumed for this report that all Mississippian wells would be drilled first before beginning a Woodford drilling program. This results in all Mississippian wells on Osage-operated sections being drilled by July 2015 and all Woodford wells drilled by July 2016.

It was assumed that Slawson would begin drilling the Mississippian with one rig beginning in September 2014 and adding a second rig in January 2015 to drill the Woodford. This results in all Mississippian wells in the Slawson-operated sections being drilled by June 2019 and all Woodford wells drilled by February 2022.

It was assumed that all other operators combined would run three rigs. This results in all Mississippian wells on other-operated sections being drilled by February 2017 and all Woodford wells drilled by February 2020.

It was assumed that five SWD wells would be drilled in 2014 and 2015 to handle the produced water. The capital costs for future SWD wells is estimated to be 1.6 MM$/well.

Reserves

Remaining recoverable reserves are those quantities of petroleum that are anticipated to be commercially recovered from known accumulations from a given date forward. All reserve estimates involve some degree of uncertainty depending primarily on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty is conveyed by classifying reserves as Proved (highly certain) or Non-Proved (less certain). The estimated reserves and revenues shown in this report were determined for Proved Developed Producing (PDP), Proved Non-Producing (PNP), and Proven Undeveloped (PUD) reserve categories, as well as Probable (Prob) and Possible (Poss) Non-Proven reserve categories.

Pinnacle Energy Services, LLC

9420 Cedar Lake Ave, Oklahoma City, OK 73114

Ofc: 405-810-9151 Fax:405-843-4700      www.PinnacleEnergy.com

By definition, PDP generally refers to existing producing properties, while PNP refers to the additional reserves from behind pipe (BP) intervals, activities to increase production or reserves from existing completions, or wells which have been tested and are awaiting sales. PUD refers to development drilling locations with definable reserves using offset well and reservoir parameters. For PNP and PUD, the activity or targeted zones must known to produce commercial hydrocarbons in quantifiable volumes and rates and reserves can be reasonably accurately estimated based on analogies and available geological and engineering information.

Non-Proven Probable and Possible reserves appear to have engineering and geologic merit and have been determined to have over 50% (Probable) or less than 50% (Possible) likelihood to be commercially productive, but lack some aspect by definition to be considered proven, such as proximity to commercial production, production methods not proven for a certain geological or production application, or other geological or engineering deficiency.

Accuracy of production forecasts generally depends on the amount of historical data production and pressure available and the majority the producing wells reviewed in this evaluation had sufficient historical data to forecast future production with confidence. Those with limited production or pressure data history were forecasted by reviewing analogy well and test data and applying this knowledge to the available well information.

Future Cashflow

Future cash flow being reported is after deducting state production taxes and ad valorem taxes, but prior to deducting federal income taxes. The future net cash flow has been discounted at an annual rate of 10 percent to determine its present worth. The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

General

The reserves and values included in this report are estimates only and should not be construed as being exact quantities. The reserve estimates were arrived at by using accepted engineering practices and were primarily based on historical rate decline analysis for existing producers. As additional pressure and production performance data becomes available, reserve estimates may increase or decrease in the future. The revenue from such reserves and the actual costs related may be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the prices actually received for the reserves included in this report and the costs incurred in recovering such reserves may vary from the price and cost assumptions referenced. Therefore, in all cases, estimates of reserves may increase or decrease as a result of future operations.

In evaluating the information available for this analysis, items excluded from consideration were all matters as to which legal or accounting, rather than engineering interpretation, may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering data and such conclusions necessarily represent only informed professional judgments. The titles to the properties have not been examined nor has the actual degree or type of interest owned been independently confirmed. A field inspection of the properties is not usually considered necessary for the purpose of this report.

Pinnacle Energy Services, LLC

9420 Cedar Lake Ave. Oklahoma City, OK 73114

Ofc: 405-810-9151 Fax:405-843-4700      www.PinnacleEnergy.com

Information included in this report includes the graphical decline curves for individual wells, projected production and cash flow economic results, one-line economic result summaries for each well, and miscellaneous individual well information. Additional information reviewed will be retained and is available for review at any time. Pinnacle Energy Services, L.L.C. can take no responsibility for the accuracy of the data used in the analysis, whether gathered from public sources or otherwise.

Pinnacle Energy Services, LLC

/s/ Richard J. Morrow
Richard J. Morrow, P.E.
Petroleum Engineer

Disclaimer: Pinnacle Energy Services, L.L.C. nor any of its subsidiaries, affiliates, officers, directors, shareholders, employees, consultants, advisors, agents, or representatives make any representation or warranty, express or implied, in connection with any of the information made available herein, including, but not limited to, the past, present or future value of the anticipated reserves, cash flows, income, costs, expense, liabilities and profits, if any, to be derived from the properties described herein. All statements, estimates, projections and implications as to future operations are based upon best judgments of Pinnacle Energy Services; however, there is no assurance that such statements, estimates, projections or implications will prove to be accurate. Accordingly, any company, or other party receiving such information will rely solely upon its own independent examination and assessment of said information. Neither Pinnacle Energy Services nor any of its subsidiaries, affiliates, officers, directors, shareholders, employees, consultants, advisors, agents, or representatives shall have any liability to any party receiving the information herein, nor to any affiliate, partner, member, officer, director, shareholder, employee, consultant, advisor, agent or representative of such party from any use of such information. The property description and other information attached hereto are for the sole, confidential use of the person to whom this copy has been made available. It may not be disseminated or reproduced in any matter whatsoever, whether in full or in part, without the prior written consent of Pinnacle Energy Services, L.L.C. This evaluation and all descriptions and other information attached hereto are for information purposes only and do not constitute an evaluation of or offer to sell or a solicitation of an offer to buy any securities.

Pinnacle Energy Services, LLC

9420 Cedar Lake Ave, Oklahoma City, OK 73114

Ofc: 405-810-9151 Fax:405-843-4700       www.PinnacleEnergy.com